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                                                                    Exhibit 14.1


                               AVANEX CORPORATION

                               CODE OF ETHICS FOR

                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

      I.    INTRODUCTION AND PURPOSE

      This Code of Ethics for Principal Executive and Senior Financial Officers, or the Code, helps maintain the Company's standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.

      The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

      Nothing in this Code, in any company policies or procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

      II.   APPLICATION

      The Code is applicable to the following persons, referred to as the
Officers:

            -     our principal executive officer;

            -     our principal financial officer;

            -     our principal accounting officer or controller; and

            -     persons performing similar functions.

      III.  CODE OF ETHICS

      It is the policy of the Company that each Officer:

            -     act honestly and ethically;

            - ethically address actual or apparent conflicts of interest between personal and professional relationships;

            - disclose to the Company's Vice President of Corporate Governance any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest;
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            -     obtain prior approval from the Audit Committee of the Board of
                  Directors before entering into any material transaction or relationship involving any actual or potential conflict of interest;

            - provide full, fair, accurate, timely, and understandable disclosure in the Company's public communications, including reports and documents that the Company files with, or submits to, the SEC;

            - comply with applicable governmental laws, rules and regulations; and

            - report promptly any conduct that the Officer believes to be a violation of the Code to the Company's Vice President of Corporate Governance. It is against the Company's policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.

      IV.   ACCOUNTABILITY

      Actual violations of this Code, including failures to report violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.

      V.    WAIVER AND AMENDMENT

      We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.


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      VI.   ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
            AND SENIOR FINANCIAL OFFICERS

      I have received and read the Company's Code of Ethics for Principal Executive and Senior Financial Officers, or the Code. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws applicable to my job. I agree to comply with the Code.

      If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Vice President of Corporate Governance, knowing that my questions or reports will be maintained in confidence.


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Officer Name

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Signature

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Date

Please sign and return this form to the Vice President of Corporate Governance.


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